UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 2, 2011

PHILLIPS-VAN HEUSEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (212)-381-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement; Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 2, 2011, Phillips-Van Heusen Corporation (the “Company”) entered into an amended and restated senior secured credit facility (the “A&R Credit Facility”), which amended and restated the credit facility that it entered into on May 6, 2010 in connection with its acquisition of Tommy Hilfiger B.V. and certain related companies (the “Original Credit Facility”).

Among other things, the amendments to the Original Credit Facility reflected in the A&R Credit Facility provide reduced borrowing spreads and fees, as well as additional flexibility with respect to the application of voluntary prepayments.  The A&R Credit Facility extends the maturity of the term loan A facilities and the revolving loan facilities from May 6, 2015 to January 31, 2016.  The maturity of the term loan B facilities remains May 6, 2016.

In connection with the closing of the A&R Credit Facility, the Company voluntarily prepaid approximately $150 million of borrowings with cash on hand.  The aggregate amount outstanding under the A&R Credit Facility is the same as the aggregate amount outstanding under the Original Credit Facility immediately prior to the amendment and restatement, other than with respect to the approximately $150 million voluntary prepayment, and reflects a total reduction by approximately $400 million of the amount initially borrowed at the time of the Tommy Hilfiger acquisition closing.

The following is a description of the material terms of the A&R Credit Facility:

The A&R Credit Facility consists of a $640 million term loan A facility, an approximately €87 million term loan A facility, a $400 million term loan B facility and an approximately €260 million term loan B facility, and revolving credit facilities in the aggregate amount of approximately $450 million (including a United States dollar facility and two multi-currency facilities, one United States dollar and Canadian dollar, and the other Euro, Japanese Yen and British Pound).  The revolving credit facilities remained undrawn as of the closing of the A&R Credit Facility (with only letters of credit outstanding).  The Company is the borrower under the United States dollar-denominated term loan facilities and two of the revolving credit facilities.  Tommy Hilfiger B.V. (the “Dutch Borrower”), a wholly owned subsidiary of the Company, is the borrower under the Euro-denominated term loan facilities and the other revolving credit facility.  Barclays Bank PLC is the administrative agent and collateral agent under the A&R Credit Facility.

The revolving credit facilities include amounts available for letters of credit, of which approximately $127 million were outstanding as of the closing of the A&R Credit Facility.  A portion of two of the revolving credit facilities is also available for the making of swingline loans.  The issuance of such letters of credit and the making of any swingline loan reduces the amount available under the applicable revolving credit facility.  The Company, at its option at any time, may add one or more term loan facilities or increase the commitments under the revolving credit facilities in an aggregate amount up to $500 million (or $1 billion if a specified secured leverage ratio is met), so long as certain conditions are satisfied.  The lenders under the A&R Credit Facility are not required to provide commitments with respect to such additional facilities or increased commitments.  Any amounts borrowed under the term loan facilities and subsequently repaid or prepaid may not be reborrowed.  The proceeds of the revolving credit facilities may be used for working capital or general corporate purposes.

Obligations of the Company under the A&R Credit Facility are guaranteed by substantially all of the Company’s existing and future direct and indirect United States subsidiaries, with certain customary or agreed-upon exceptions.  Obligations of the Dutch Borrower under the A&R Credit Facility are guaranteed by the Company and substantially all of its existing and future direct and indirect United States subsidiaries and certain of its foreign subsidiaries, in each case with certain customary or agreed-upon exceptions.  The guarantors have pledged certain of their assets as security for their obligations.

The term loan A facilities and the revolving credit facilities will mature on January 31, 2016; the term loan B facilities will mature on May 6, 2016.  The terms of each term loan A facility require the applicable borrower to repay amounts outstanding under each such facility, commencing on June 30, 2011, in amounts equal to 5% of the aggregate principal amount thereof as of the closing of the A&R Credit Facility (the “Aggregate Term Loan A Amount”) during the first four calendar quarter period commencing on June 30, 2011, 10% of the Aggregate Term Loan A Amount during the second four calendar quarter period, 15% of the Aggregate Term Loan A Amount during the third four calendar quarter period, 25% of the Aggregate Term Loan A Amount during the fourth four calendar quarter period and 45% of the Aggregate Term Loan A Amount during the fifth four calendar quarter period, in each case paid in equal quarterly installments during the course of each such year and in each case subject to certain customary adjustments.  The terms of each term loan B facility require the applicable borrower to repay amounts outstanding under each such facility in equal quarterly installments, commencing on June 30, 2011, in an amount per annum equal to 1% of the aggregate principal amount thereof as of the closing of the A&R Credit Facility, with the balance due on the maturity date.

The outstanding borrowings under the A&R Credit Facility are prepayable without penalty (other than customary breakage costs). The terms of the A&R Credit Facility require the Company to repay certain amounts outstanding thereunder with (a) net cash proceeds of the incurrence of certain indebtedness, (b) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested in the business in accordance with customary reinvestment provisions and (c) a percentage of excess cash flow, which percentage is based upon the Company’s leverage ratio during the relevant fiscal period.

The United States dollar-denominated borrowings under the A&R Credit Facility bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a Base Rate determined as the higher of (i) the prime rate, (ii) the United States federal funds rate plus 1/2 of 1% and (iii) a one-month adjusted Eurocurrency rate plus 1% (provided that, in the case of the term loan B facility, in no event will the base rate be deemed to be less than 1.75%) or (b) an adjusted Eurocurrency rate, calculated in a manner set forth in the A&R Credit Facility (provided that, in the case of the term loan B facility, in no event will the adjusted Eurocurrency rate be deemed to be less than 0.75%).

Canadian dollar-denominated borrowings under the A&R Credit Facility bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a Canadian prime rate determined by reference to the greater of (i) the average of the rates of interest per annum equal to the per annum rate of interest quoted, published and commonly known in Canada as the “prime rate” or which Royal Bank of Canada establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for loans in Canadian dollars to its Canadian borrowers and (ii) the sum of (x) the average of the rates per annum for Canadian dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the administrative agent (and if such screen is not available, any successor or similar service as may be selected by the administrative agent), and (y) 1%, or (b) an adjusted Eurocurrency rate, calculated in a manner set forth in the A&R Credit Facility.

The borrowings under the A&R Credit Facility in currencies other than United States dollars or Canadian dollars bear interest at a rate equal to an applicable margin plus an adjusted Eurocurrency rate, calculated in a manner set forth in the A&R Credit Facility (provided that, in the case of the term loan B facility, in no event will the adjusted Eurocurrency rate be deemed to be less than 0.75%).

The initial applicable margins will be (a) in the case of the United States dollar-denominated term loan A facility, 2.50% for adjusted Eurocurrency rate loans and 1.50% for base rate loans, as applicable, (b) in the case of the United States dollar-denominated term loan B facility, 2.75% for adjusted Eurocurrency rate loans and 1.75% for base rate loans, as applicable, (c) in the case of the Euro-denominated term loan A facility, 2.75%, (d) in the case of the Euro-denominated term loan B facility, 3.00% and (e) in the case of the revolving credit facilities, (x) for borrowings denominated in United States dollars, 2.50% for adjusted Eurocurrency rate loans and 1.50% for base rate loans, as applicable, (y) for borrowings denominated in Canadian dollars, 2.50% for adjusted Eurocurrency rate loans and 1.50% for Canadian prime rate loans, as applicable, and (z) for borrowings denominated in other currencies, 2.75%.  After the date of delivery of the compliance certificate and financial statements with respect to the Company’s fiscal quarter ending May 1, 2011, the applicable margin for borrowings under the term loan A facilities and the revolving credit facilities will be adjusted depending on the Company’s leverage ratio.

The A&R Credit Facility requires the Company to comply with customary affirmative, negative and financial covenants.  The A&R Credit Facility requires that the Company maintain a minimum interest coverage ratio and a maximum total debt to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, or leverage ratio.  The interest coverage ratio covenant requires that the ratio of its adjusted EBITDA for the preceding four fiscal quarters to its consolidated total cash interest expense for such period be not less than a specified ratio.  This ratio is 3.00 to 1 for the fiscal quarter ending January 30, 2011 and will increase over time until it reaches 4.50 to 1 for the first fiscal quarter of fiscal year 2015 and thereafter.  The leverage ratio covenant will require that the ratio of the Company’s total debt to its adjusted EBITDA for the preceding four fiscal quarters be not more than a specified ratio.  This ratio is 4.90 to 1 for the fiscal quarter ending January 30, 2011 and will decrease over time until it reaches 3.00 to 1 for the first fiscal quarter of fiscal year 2014 and thereafter.  The method of calculating all of the components used in the covenants are set forth in the A&R Credit Facility.

The A&R Credit Facility contains customary events of default, including but not limited to nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended; certain events related to certain of the guarantees by the Company and certain of its subsidiaries, and certain pledges of its assets and those of certain of its subsidiaries, as security for the obligations under the A&R Credit Facility; and a change in control (as defined in the A&R Credit Facility).

A copy of this press release announcing the entering into of the A&R Credit Facility is attached as Exhibit 99.1 to this report.

Item 9.01                      Financial Statements And Exhibits.

 (d)           Exhibits:

Exhibit                      Description

99.1                      Press Release, dated March 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Mark D. Fischer
Mark D. Fischer, Senior Vice President

Date: March 3, 2011

Exhibit Index

Exhibit                      Description

99.1	Press Release, dated March 2, 2011